Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports Fourth Quarter And Fiscal 2015 Results
Lynnfield, MA - January 13, 2016 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and twelve months ending September 30, 2015
Financial Highlights:

•	Fiscal Year 2015 fourth quarter revenue for vehicular conversions was second best vehicular quarter in company’s history.

•	International revenue for Fiscal Year 2015 grew 68 percent over prior year and current backlog entering fiscal 2016 is 200 percent higher than 2015.

•	August - 2015: Acquired rights to process technology to launch flare gas capture and recovery services business.

•	Completed various debt and equity financing totaling over $9 million during the fiscal year to support EPA IUL and CARB approvals and for additional flare capture and recovery equipment.
Operational Highlights:

Vehicular:	Achieved 100 EPA IUL approvals on next generation engines for Cummins, Detroit Diesel and Volvo/Mack.

Vehicular:	Achieved first California CARB EO Certification on Volvo/Mack engine - opens up California in 2016.

Vehicular:	Over 600 APG Dual vehicular conversion units running worldwide with cumulative miles over 100 million.

Vehicular:	Achieved approvals to dual fuel Class 8 trucks in British Columbia and Quebec.
International:     A $59,000 test order in Peru generated a $615,000 blanket order in backlog for 2016.

International:	Successful 2015 road tests in Mexico with several industry leaders generate opportunities in 2016.
Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “Fiscal 2015 ended up being one of the most challenging years in the evolution of our business model. Entering the year we expected to transition from our multi-year investment phase into the revenue growth and value appreciation phase. That did not occur as we, along with the rest of our industry, ran into the head-winds of the current oil crisis which idled rigs targeted for conversion and we saw a steady decrease in diesel prices which tightened up the price spread and delayed alternative fuel purchasing decisions by many Class 8 fleets.”

American Power Group Corporation Press Release
January 13, 2016________________ ________ _____________________ _____________

Mr. Jensen added, “However, what we did accomplish in 2015 was extremely important and has postured APG for an improved outlook for 2016 and beyond. With the strategic and financial support of several of our preferred investors and Board members, we achieved EPA dual fuel approvals for thirty-three late-model Volvo, Mack, Detroit Diesel, and Cummins Class 8 engine families which are some of the most complex diesel engine technology in the industry. Those investments lead to APG’s first California CARB Dual Fuel EO Certification which opens up the California market to our diesel emission reduction technology. During the year, we also invested in our international markets which resulted in multiple successful demonstrations leading to several million dollars of new quotations. Finally, in August we acquired process rights to a new revenue stream where we can capture and process remote and stranded flared gas from oil production and monetize the gas into natural gas liquids and eventually process the flared methane into high quality natural gas for APG’s dual fuel systems and dedicated natural gas engines in general.”
Mr. Jensen continued, “Other noteworthy events which we believe will positively impact our 2016 opportunities include:

(a)
A recent Congressional approval of an alternative fuel excise tax credit of $ .50 per gallon retroactive to 2015 and in place for 2016 which many fuel suppliers are passing on in the form of lower CNG and LNG pump prices which is positively impacting the spread even with the lower diesel prices;

(b)	A recent federal law change in which LNG will be taxed on its BTU value which reduces the federal fuel tax by $ .17/gallon again positively impacting the diesel/natural gas price spread;

(c)	Orders in backlog are already twenty percent higher than dual fuel revenue for all of 2015; and

(d)	The regulatory pressure of increasing flared gas capture rates from 75 percent to 80 percent in the Bakken occurs on April 1 and increases again to 85 percent November 1, 2016.
Mr. Jensen concluded, “APG has a market changing technology that is well beyond concept validation and poised for increased revenue growth, especially in these times of increasing regulatory pressure to reduce harmful emissions on multiple fronts. We believe APG provides the best dual-fuel conversion technology at the lowest total cost of ownership available in the market and provides a bridge technology to significant follow-on markets. Our diversity of approvals and end markets allows us to weather the current storm and positions the company to realize its fullest potential.”
Conference Call
Please join us Thursday, January 14, 2016 at 10:00 AM Eastern when we will discuss the results of the three and twelve months ended September 30, 2015. To participate, please call 1-888-539-3696 and ask for the American Power Group call using pass code 539430. A replay of the conference call can be accessed until 11:50 PM on January 31, 2016 by calling 1-888-203-1112 and entering pass code 539430.
Results of Operations
Three Months ended September 30, 2015 Compared to the Three Months ended September 30, 2014
Net sales for the three months ended September 30, 2015 decreased $532,000 or 38 percent to $872,000 as compared to net sales of $1,404,000 for the three months ended September 30, 2014. Stationary revenues for the three months ended September 30, 2015 were $340,000 which was approximately $640,000 or 65 percent lower when compared to stationary revenues for the prior year of $980,000. The decrease was primarily due to the idling of over 70 percent of the drilling rigs in North America over the past year and slower capital expenditures in the oil and gas industry. Vehicular revenues for the three months ended September 30, 2015 increased $61,000 or 14 percent to $486,000 as compared to $424,000 for the three months ended September 30, 2014.
During the three months ended September 30, 2015, our gross loss was $121,000 or 14 percent of net sales as compared to a gross profit of $808,000 or 56 percent of net sales for the three months ended September 30, 2014. The decrease in gross profit was primarily due to decreased revenues as well as increased direct material costs associated with several functional upgrades and enhancements made to our dual fuel solution.
Selling, general and administrative expenses for the three months ended September 30, 2015 decreased $338,000 or 24 percent to $1,165,000 as compared to $1,503,000 for the three months ended September 30, 2014. The decrease was primarily attributable to decreased sales and marketing costs.
During the three months ended September 30, 2015, interest and financing expense increased $116,000 or 232 percent to $166,000 as compared to $50,000 for the three months ended September 30, 2014 due to increased borrowings and interest rates.

American Power Group Corporation Press Release
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During the three months ended September 30, 2015, the revaluation of our warrant liability to fair value resulted in non-cash revaluation expense of $182,000 as compared to a non-cash revaluation income of $3,132,000 for the three months ended September 30, 2014.
Our net loss for the three months ended September 30, 2015 increased $3,987,000 to $1,645,000 or ($0.03) per basic share as compared to a net income of $2,342,000 or $0.05 per basic share for the three months ended September 30, 2014. The calculation of net loss per share available for Common shareholders for the three months ended September 30, 2015 and 2014, reflects the inclusion of convertible preferred stock dividends paid of $284,000 and $235,000, respectively.
Twelve Months ended September 30, 2015 Compared to the Twelve Months ended September 30, 2014
Net sales for the fiscal year ended September 30, 2015 decreased $3,329,000 or 53 percent to $2,959,000 as compared to net sales of $6,288,000 for the fiscal year ended September 30, 2014. Due to increased oil reserves and a decrease in the rate of demand throughout certain parts of the world, the price of oil in the U.S. dropped to the $35 - $40 per barrel range from almost $100 per barrel over a year ago, which has resulted in a steady decrease in diesel prices during the fiscal year ended September 30, 2015. While natural gas prices at the pump have begun to decrease, the price spread between lower diesel prices and natural gas has tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the 2015 decrease in oil/diesel pricing has resulted in a significant reduction in the number of oil and gas drilling rig in operation and has impacted the timing of dealer restocking orders and the implementation schedules of existing and prospective customers.
North American stationary revenues for the fiscal year ended September 30, 2015, decreased $2,421,000 or 56 percent to $1,936,000 as compared to $4,357,000 for fiscal year ended September 30, 2014. The decrease was primarily due to the idling of over 70% of the drilling rigs in North America over the past year and slower capital expenditures in the oil and gas industry.
Domestic vehicular revenues for the fiscal year ended September 30, 2015 decreased $1,090,000 or 63 percent to $643,000 as compared to $1,733,000 for the fiscal year ended September 30, 2014. The decrease was attributable to the 2015 drop in U.S. oil prices and resulting tighter price spread between diesel and natural gas during the past twelve months which has led to the deferrals of new inventory stocking orders by several distributor/installers as well as many customers as they work through existing dual fuel inventories in light of this tighter price spread.
International vehicular revenues for the fiscal year ended September 30, 2015 increased $135,000 or 68 percent to $333,000 as compared to $198,000 for the fiscal year ended September 30, 2014. The increase was attributable to a shipment to our distributor in the Dominican Republic.
During the fiscal year ended September 30, 2015 our gross loss was $167,000 or 6 percent of net sales as compared to a gross profit of $2,571,000 or 41% of net sales for the fiscal year ended September 30, 2014. The decrease in gross profit was primarily due to decreased revenues as well as increased direct material costs associated with several functional upgrades and enhancements made to our dual fuel solution.
Selling, general and administrative expenses for the fiscal year ended September 30, 2015 decreased $380,000 or 8 percent to $4,180,000 as compared to $4,560,000 for the fiscal year ended September 30, 2014. The decrease was primarily due to lower salaries and wages, marketing and bad debt expenses as compared to the fiscal year ended September 30, 2014.
During the fiscal year ended September 30, 2015, interest and financing costs doubled to $382,000 as compared to $190,000 for the fiscal year ended September 30, 2014 due to increased borrowings and interest rates. During the fiscal year ended September 30, 2015, we recorded a non-cash expense of $454,000 associated with the term extension of certain outstanding warrants held by the individuals or affiliates who participated in our June 2015 private placement of Contingent Convertible Promissory Notes.
During the fiscal year ended September 30, 2015, the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $5,774,000 as compared to a non-cash revaluation income of $2,330,000 for the fiscal year ended September 30, 2014.

American Power Group Corporation Press Release
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Our net income for the fiscal year ended September 30, 2015 was $474,000 or $0.01 per basic share as compared to net income of $38,000 or $0.00 per basic share for the fiscal year ended September 30, 2014. The calculation of net loss per share available for Common shareholders for the fiscal year ended September 30, 2015 reflects the inclusion of Convertible Preferred Stock dividends of $1,125,000 and a beneficial conversion feature of $395,000. The calculation of net loss per share available for Common shareholders for the fiscal year ended June 30, 2014 reflects the inclusion of Convertible Preferred Stock dividends of $958,000.

Condensed Consolidated Statements of Operations
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014

Net sales	$873,000	$1,405,000	$2,959,000	$6,288,000
Cost of sales	994,000	597,000	3,126,000	3,717,000
Gross (loss) profit	(121,000)	808,000	(167,000)	2,571,000
Selling, general and administrative	1,166,000	1,503,000	4,180,000	4,560,000
Operating loss from continuing operations	(1,287,000)	(695,000)	(4,347,000)	(1,989,000)
Other income (expense):
Interest and financing expense	(166,000)	(50,000)	(382,000)	(190,000)
Warrant extension expense	—	—	(454,000)	—
Revaluation of warrants	(182,000)	3,132,000	5,774,000	2,330,000
Other, net	(10,000)	(45,000)	(117,000)	(113,000)
Other income (expense), net	(358,000)	3,037,000	4,821,000	2,027,000
Net income (loss)	(1,645,000)	2,342,000	474,000	38,000
10% Convertible Preferred dividends	(284,000)	(235,000)	(1,125,000)	(958,000)
Series B, 10% Convertible Preferred stock beneficial conversion	—	—	(395,000)	—
Net (loss) income available to Common shareholders	$(1,929,000)	$(2,107,000)	$(1,046,000)	$(920,000)
Income (loss) from continuing operations per share	$(0.03)	$0.05	$0.01	$(0.00)
Net loss per Common share - 10% Convertible Preferred dividend	(0.01)	(0.00)	(0.02)	(0.02)
Net loss per Common share - Series B, 10% Convertible Preferred Stock beneficial conversion feature	(0.00)	(0.00)	(0.01)	(0.00)
Net income (loss) attributable to Common Stockholders per share, basic	$(0.04)	$0.05	$(0.02)	$(0.02)

Weighted average shares outstanding, basic	51,852,000	50,551,000	51,405,000	49,594,000
Weighted average shares outstanding, diluted	51,852,000	50,551,000	51,405,000	71,240,000

American Power Group Corporation Press Release
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Condensed Consolidated Balance Sheet Data
	September 30, 2015	September 30, 2014
Assets
Current assets	$2,578,000	$3,107,000
Property, plant and equipment, net	3,739,000	832,000
Other assets	4,803,000	4,582,000
	$11,120,000	$8,521,000
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$5,646,000	$2,429,000
Notes payable, net of current portion	2,205,000	2,364,000
Warrant liability	223,000	6,497,000
Notes payable, related parties, non-current	2,766,000	200,000
Obligations due under lease settlement, net of current portion	506,000	506,000
Stockholders’ equity (deficit)	(226,000)	(3,475,000)
	$11,120,000	$8,521,000

About American Power Group Corporation
American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrous oxides (NOx) and other diesel-related emissions. Through our Trident Associated Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Flare to Fuel™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. Given pending federal methane capture regulations, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors

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affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2015 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.